Exhibit 99.1

LabOne Adds Lawrence N. Kugelman to Its Board of Directors

LENEXA, KANSAS, March 3, 2005 - LabOne, Inc. (NASDAQ: LABS) announced today that its board has appointed Lawrence N. Kugelman as a Class C director effective March 2, 2005. His term ends at the annual meeting of shareholders in May 2005, when shareholders will vote on his election to an additional three year term. Kugelman replaces W. Roger Drury who resigned from the board on February 26, 2005.

Kugelman is a former president and chief executive officer of Coventry Health Care, a leading managed health care company. Prior to joining Coventry Health Care, he served in several leadership positions within the healthcare industry.

Kugelman currently is a healthcare consultant and private investor. He is a director and chairman of the audit committee for Coventry Health Care and a director and chairman of the compensation committee for Valeant Pharmaceuticals International.

Kugelman received a BA from St. John's University, an MBA from the Owen Graduate School of Management at Vanderbilt University, and an MA from the University of Ulster.

About LabOne, Inc.

Headquartered in the Greater Kansas City area, LabOne is a diagnostic services provider. The services and information LabOne and its subsidiaries provide include: risk assessment information services for the insurance industry; diagnostic healthcare testing to physicians, hospitals, managed care organizations and employers; and drug testing services and related employee qualification products to employers and the government. The company's web site is located at http://www.LabOne.com.